EXHIBIT 10.5
ADDENDUM TO EMPLOYMENT OFFER
FOR BARBARA WOOD
CHANGE OF CONTROL AGREEMENT
This Agreement dated, October 4, 2001, and amended on September 20, 2005 between OSI Pharmaceuticals and Barbara Wood:
In the event OSI is sold or merged with another Company resulting in a change of control (“Change of Control”), the following shall apply:
3.	All of your outstanding unvested options shall vest and be fully exercisable; and

4.	If your employment with the Controlling Company is terminated (including if you voluntarily terminate your employment for “Good Reason”*) at any time within six (6) months following a CHANGE OF CONTROL transaction, unless such termination is for “cause”, death, disability or you voluntarily leave without “Good Reason”, you will be entitled to receive the benefits described below:
                   (i) A lump sum severance payment equal to your annual salary for a period of twelve (12) months;
                   (ii) your pro-rated bonus;
                   (iii) All unpaid, accrued vacation through the date of termination; and
                   (iv) continued coverage for you and your dependants for 12 months following termination under health and dental program in which you were eligible to participate as of the time of termination of your employment.

*Good Reason for termination of employment includes (i) a decrease in your total compensation package, (ii) the assignment of duties or responsibilities which are not commensurate with your position immediately prior to the sale or Change of Control, or (iii) you are required to relocate to an office or facility more than forty (40) miles from your present location or forty (40) miles from your home.
OSI Pharmaceuticals, Inc.

By:	/s/ Colin Goddard	/s/ Barbara Wood

	Colin Goddard	Barbara Wood